Exhibit 99.1

TapImmune Licenses HER2/neu Antigen Technology from Mayo Clinic for Incorporation into a Vaccine to Treat HER2/neu Breast Cancer.

Addition of Class I antigen provides new advance in development of HER2/neu vaccines.

April 16, 2012, Seattle WA, TapImmune Inc. (OTCBB: TPIV) has announced that it has signed an Exclusive Agreement with the Mayo Foundation for Education & Research, Rochester, MN, to License  a proprietary MHC Class I HER2/neu antigen technology.

This antigen was discovered in the laboratory of Dr. Keith Knutson at the Mayo Clinic.  In contrast to Class I antigens in clinical testing this novel antigen is naturally produced in the intracellular proteasome and presented to T-cells as the MHC Class I peptide complex.   Scientific details of this new work will be presented by Andrea Henle of Dr. Knutson’s lab at the Annual Meeting of The American Association of Immunologists to be held in Boston, MA, May 4-6, 2012.

Dr. Knutson stated, “Our main goal is to translate new technologies into meaningful treatments for patients with cancer.  I think that this novel antigen represents a new advancement toward achieving that goal of developing more effective HER-2/neu-targeted immune therapies, which could be used to treat many HER-2/neu expressing cancers to improve patient care.

Mark Reddish, Vice President, Development, at TapImmune stated, “This technology is a good fit with our TAP expression systems, and adds an important and previously missing component to the field of Her2/neu vaccines. Although some peptide targets may well ‘fit’ as class I binding peptides, the fact is that natural CD8 targets need to be processed by the cells proteasome if they are to serve as functional targets for killing.  Dr Knutson’s group have been focused on the identification of functionally relevant targets and this represents a step forward for developing truly effective immunotherapies that target her2/neu.”

TapImmune is currently collaborating with Dr Knutson and colleagues on the clinical evaluation of a set of proprietary MHC Class II HER2/neu antigens in breast cancer patients and has the Exclusive Option to license this technology.   Phase I studies are due to commence shortly.

Dr Glynn Wilson, Chairman & CEO at TapImmune added, “We believe that the scientific advance of this new Her2/neu antigen technology coupled with the Class II antigens and our own TAP expression technology puts us in a leading position to develop an effective vaccine for the treatment of breast cancer patients with her2/neu positive tumors.

About TapImmune Inc.

Taplmmune Inc. is a vaccine technologies company specializing in the development of innovative gene based immunotherapeutics and vaccines in the areas of oncology and infectious disease.  The Company's lead product candidates, include vaccines designed to restore and augment antigen presentation and subsequent recognition and killing of cancer cells by the immune system. The Company is also developing TAP-based prophylactic vaccines commercially suitable for the prevention of infectious diseases and as Biodefense agents. As a vaccine component, the gene based TAP technology has the potential to significantly improve the efficacy of both prophylactic and immunotherapeutic vaccines as it addresses a fundamental mechanism for T cell recognition and response. Unlike other vaccine technologies that address only the initiation of immune responses, TAP expression also has the unique ability to enhance the effector function of mature killer T cells. This enhancement of effector function is potentially complementary to any/all vaccine approaches that are designed to enhance cellular responses.  The Company is developing cancer vaccines that combine the use of novel antigens together with its TAP expression technology.

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.

Mayo Clinic and Dr. Knutson have a financial interest in the technology referenced in this announcement.